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                                                                Exhibit 99.1


                    [Letterhead of Angelica Corporation]

April 8, 2002



Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, DC 20549-0408

Ladies and Gentlemen:

       Angelica Corporation received a manually signed audit report from Arthur Andersen LLP ("Arthur Andersen") dated March 21, 2002 with respect to the consolidated financial statements of Angelica Corporation and its subsidiaries as of January 26, 2002 and January 27, 2001 and for the years ended January 26, 2002, January 27, 2001 and January 29, 2000. Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Angelica Corporation has obtained a letter from Arthur Andersen stating that the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of Arthur Andersen personnel at foreign affiliates is not relevant to the audit.


Very truly yours,

/s/ T. M. Armstrong

Theodore M. Armstrong
Senior Vice President-Finance and Administration and Chief Financial Officer